UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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GAINSCO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GAINSCO, INC.

1445 Ross Avenue, Suite 5300

Dallas, Texas 75202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 12, 2004

TO THE SHAREHOLDERS:

The annual meeting of the shareholders of GAINSCO, INC. will be held in the French Room at the Fairmont Hotel Dallas, South Tower Banquet Level, 1717 North Akard Street, Dallas, Texas 75201, on May 12, 2004, at 9:00 a.m. (Dallas time) for the following purposes:

1.	To elect a Board of Directors consisting of eight persons.

2.	To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

Only shareholders of record as of the close of business on March 26, 2004 will be entitled to notice of or to vote at this meeting or any adjournment or adjournments thereof. A copy of the Annual Report to Shareholders for the fiscal year ended December 31, 2003 is being mailed to shareholders of record at the record date concurrently with the mailing of this proxy statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE EITHER COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY OR VOTE YOUR SHARES BY USING THE INTERNET OR TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED ON THE ENCLOSED FORM OF PROXY TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS PROVIDED IN THE EVENT YOU CHOOSE TO MAIL YOUR PROXY. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK, OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

BY ORDER OF THE BOARD OF DIRECTORS

SAM ROSEN,
Secretary

Dallas, Texas

April 23, 2004

GAINSCO, INC.

1445 Ross Avenue, Suite 5300

Dallas, Texas 75202

PROXY STATEMENT

For The

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 12, 2004

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of GAINSCO, INC., a Texas corporation (the “Company”), for use in connection with the annual meeting of the shareholders of the Company (the “Meeting”) to be held in the French Room at the Fairmont Hotel Dallas, South Tower Banquet Level, 1717 North Akard Street, Dallas, Texas 75201, on May 12, 2004, at 9:00 a.m. (Dallas Time) and at any adjournment thereof. This Proxy Statement and the form of proxy were first mailed to security holders on or about April 23, 2004.

The solicitation of proxies is being made and paid for by the Company. In addition to soliciting proxies by use of the mails, the Company’s officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is also contemplated that, for a fee of approximately $5,000 plus certain expenses, additional solicitation will be made by personal interview, telephone or other appropriate means under direction of Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022-4799.

If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in the manner specified. If no specification is made in the proxy, then the shares shall be voted in favor of the recommendations of the Board. A proxy may be revoked by a shareholder at any time prior to the actual exercise thereof by written notice to the Secretary of the Company, by submission of another proxy bearing a later date or by attending the Meeting and voting in person. However, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Meeting, you must obtain from the recordholder a proxy issued in your name.

RECORD DATE AND VOTING SECURITIES

Only holders of record as of the close of business on March 26, 2004 (the “Record Date”) of shares of the Company’s common stock, par value $0.10 per share (“Common Stock”), Series A Convertible Redeemable Preferred Stock (“Series A Preferred Stock”) and Series B Convertible Redeemable Preferred Stock (“Series B Preferred Stock”) will be entitled to vote on matters presented at the Meeting. Goff Moore Strategic Partners, L.P., a Texas limited partnership (“GMSP”), holds all of the outstanding Series A Preferred Stock, and Robert W. Stallings holds all of the outstanding Series B Preferred Stock.

Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter to come before the Meeting. Each share of Series A Preferred Stock is entitled to vote on each matter on which the Common Stock may vote and is entitled to one vote per share of Common Stock into which it is convertible on the Record Date. Each share of Series B Preferred Stock is entitled to vote on each matter on which the Common Stock may vote and is entitled to one vote per share of Common Stock into which it is convertible on the Record Date. The Common Stock, Series A Preferred Stock and Series B Preferred Stock vote as a single class on all matters expected to come before the Meeting.

On the Record Date there were outstanding 21,169,736 shares of Common Stock, 31,620 shares of Series A Preferred Stock, which shares of Series A Preferred Stock were convertible into an aggregate of 6,200,000 shares of Common Stock, and 3,000 shares of Series B Preferred Stock, which shares of Series B Preferred Stock were convertible into an aggregate of 1,333,333 shares of Common Stock. Together these shares constituted all of the outstanding shares entitled to vote at the meeting (collectively, the “Voting Stock”). References herein to numbers of shares of Voting Stock are references to the combined number of shares of Common Stock outstanding on the Record Date and the number of shares of Common Stock then issuable upon conversion of the Series A Preferred Stock and Series B Preferred Stock. On the Record Date, there were 28,703,069 shares of Voting Stock outstanding and entitled to vote on all matters to come before the Meeting.

A majority of the shares of Voting Stock outstanding on the Record Date constitutes a quorum. Cumulative voting is not permitted.

Directors are elected by plurality vote and, therefore, the eight nominees receiving the highest number of affirmative votes shall be elected as directors provided a quorum is present. All shares of Voting Stock represented at the Meeting in person or by proxy are counted in determining the presence of a quorum, but only the affirmative vote of the holders of a majority of the shares voting “FOR” or “AGAINST” any matter other than the election of directors is required for its approval. Abstentions and broker non-votes are not counted and will be treated as shares not entitled to vote.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 5, 2004, the number of shares of Common Stock beneficially owned (as defined by the rules of the Securities and Exchange Commission (the “SEC”)) by (i) each person who is known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director of the Company, (iii) the Chief Executive Officer and each of the other Named Executives (defined below, see “Executive Compensation – Summary Compensation Table”) for the year ended December 31, 2003, and (iv) all of the executive officers of the Company as a group.

	Amount and Nature of Beneficial Ownership (1)
Name of Beneficial Owner	Number of Shares (2)		Percent of Voting Stock (3)
Goff Moore Strategic Partners, L.P., John C. Goff and Hugh M. Balloch	10,406,000	(4)	32.7%
Robert W. Stallings	2,383,333	(5)	8.0%
Oppenheimer Group	1,678,500	(6)	5.8%
David M. Knott	1,064,300	(7)	3.7%
Joel C. Puckett	505,221	(8)	1.8%
Sam Rosen	251,297	(9)	*
Glenn W. Anderson	173,869	(10)	*
Daniel J. Coots	112,055	(11)	*
Richard M. Buxton	75,151	(12)	*
John H. Williams	70,962	(13)	*
Harden H. Wiedemann	60,220	(14)	*
Michael S. Johnston	8,425	(15)	*
Jackiben N. Wisdom	4,306	(16)	*
Directors and executive officers as a group (14 persons)	14,079,565	(17)	42.2%

*	Less than 1%
(1)	On April 5, 2004, there were outstanding 21,169,736 shares of Common Stock, 31,620 shares of Series A Preferred Stock and 3,000 shares of Series B Preferred Stock. The shares of Series A Preferred Stock were convertible into an aggregate of 6,200,000 shares of Common Stock and were held entirely by GMSP, and the shares of Series B Preferred Stock were convertible into 1,333,333 shares of Common Stock and were held entirely by Robert W. Stallings. Each share of Series A Preferred Stock and Series B Preferred Stock is entitled to vote on each matter on which the Common Stock may vote and is entitled to one vote per share of Common Stock into which it is convertible. Together with the Common Stock, these shares constituted all of the Voting Stock. On April 5, 2004, there were 28,703,069 shares of Voting Stock outstanding.
(2)	Each person named below has sole investment and voting power with respect to all shares of Voting Stock shown as beneficially owned by the person, except as otherwise indicated below. Under applicable SEC rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a person is deemed the

“beneficial owner” of a security with regard to which the person, directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose or direct the disposition of the security, in each case irrespective of the person’s economic interest in the security. Under these SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days (x) through the exercise of any option or warrant or (y) through the conversion of another security.

(3)	In determining the percent of Voting Stock owned by a person (a) the numerator is the number of shares of Common Stock beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 28,703,069 shares in the aggregate of Voting Stock outstanding on April 5, 2004 and (ii) any shares of Common Stock which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities. Neither the numerator nor the denominator includes shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.
(4)	Includes (a) 6,200,000 shares of Common Stock which GMSP may acquire upon conversion of 31,620 shares of the Series A Preferred Stock, (b) 1,064,000 shares of Common Stock beneficially owned by GMSP, (c) 42,000 shares of Common Stock that Mr. Goff has the right to acquire within 60 days through exercise of options granted under the Company’s 1995 Stock Option Plan (“1995 Option Plan”), (d) 3,100,000 shares of Common Stock issuable upon exercise of a warrant expiring October 4, 2004 (the “Series A Warrant”) to purchase 1,550,000 shares of Common Stock, subject to adjustment, at an exercise price of $2.25 per share, and a warrant expiring October 4, 2006 (the “Series B Warrant”) to purchase 1,550,000 shares of Stock, subject to adjustment, at an exercise price of $2.5875 per share. See “ELECTION OF DIRECTORS – Certain Transactions – Transactions with Goff Moore Strategic Partners, L.P.” Mr. Goff may be deemed the beneficial owner of the shares of Common Stock beneficially owned by GMSP because he is a Managing Principal of GMSP, is the owner of 82.3% of the limited partner interests in the limited partnership that is the managing general partner of GMSP and 100% of the membership interests in the limited liability company which is its general partner, and is a designee of GMSP on the Board. Mr. Balloch disclaims any beneficial interest in the shares of Common Stock beneficially owned by GMSP and Mr. Goff, and is associated with those shares only because he is a Managing Principal of GMSP and one of its designees on the Board. The address of GMSP is 777 Main Street, Suite 2250, Fort Worth, Texas 76102.
(5)	Consists of (a) 1,333,333 shares of Common Stock which Mr. Stallings may acquire upon conversion of 3,000 shares of Series B Preferred Stock; and (b) 1,050,000 shares of Common Stock issuable upon exercise of a warrant expiring March 23, 2006 to purchase shares of Common Stock. See “ELECTION OF DIRECTORS – Certain Transactions – Transactions with Robert W. Stallings.”
(6)	Based on information set forth in a Schedule 13D filed April 25, 2002, these shares were reported, as of April 25, 2002, to be beneficially owned by the Oppenheimer Group, which consists of (a) Oppenheimer-Spence Financial Services Partnership, L.P., a Delaware limited partnership, which held 1,321,800 shares of Common Stock, (b) Oppenheimer-Close International, Ltd., a Bermuda limited liability mutual fund company, which held 76,700 shares of Common Stock, (c) Philip V. Oppenheimer, an individual U.S. citizen, who held 140,000 shares of Common Stock, and (d) Michael W. Malafronte, an individual U.S. citizen, who held 140,000 shares of Common Stock (Messrs. Oppenheimer and Malafronte disclaimed beneficial ownership of any shares of Common Stock not attributed to them in (c) and (d), respectively).

(7)	Based on information set forth in a Schedule 13G filed April 8, 2004, these shares were reported, as of April 5, 2004, to be beneficially owned by David M. Knott. Mr. Knott reported that such shares comprised 5.0% of the outstanding Common Stock of the Company.
(8)	Includes 51,927 shares of Common Stock held by the Joel Puckett Self-Employed Retirement Trust and 92,400 shares of Common Stock that Mr. Puckett has the right to acquire within 60 days through the exercise of options granted under the 1995 Option Plan and the Company’s 1998 Long-Term Incentive Plan (“1998 Incentive Plan”).
(9)	Includes 3,163 shares of an IRA for Mr. Rosen’s wife. Mr. Rosen disclaims beneficial ownership of those shares. Also includes 35,065 shares held for the benefit of Mr. Rosen by the Shannon, Gracey, Ratliff & Miller, L.L.P. Profit Sharing Plan, 3,163 shares of Common Stock held by Mr. Rosen’s IRA and 92,400 shares of Common Stock that Mr. Rosen has the right to acquire within 60 days through the exercise of options granted under the 1995 Option Plan and 1998 Incentive Plan. Mr. Rosen is a partner in the law firm of Shannon, Gracey, Ratliff & Miller, L.L.P.
(10)	Includes 12,369 shares of Common Stock held by the Company’s 401(k) Plan (“401(k) Plan”) for the account of Mr. Anderson as beneficiary and 50,000 shares of Common Stock that Mr. Anderson has the right to acquire within 60 days through the exercise of options granted under the 1998 Incentive Plan, compared with options to purchase 619,710 shares which Mr. Anderson held at the same time in 2003. See “ELECTION OF DIRECTORS – Certain Transactions – Glenn W. Anderson Employment Agreement.”
(11)	Includes 41,920 shares of Common Stock held by the 401(k) Plan for the account of Mr. Coots as beneficiary and 50,135 shares of Common Stock that Mr. Coots has the right to acquire within 60 days through the exercise of options granted under the 1995 Option Plan and 1998 Incentive Plan.
(12)	Includes 6,987 shares of Common Stock held by the 401(k) Plan for the account of Mr. Buxton as beneficiary and 53,164 shares of Common Stock that Mr. Buxton has the right to acquire within 60 days through the exercise of options granted under the 1995 Option Plan and 1998 Incentive Plan.
(13)	Includes 50,400 shares of Common Stock that Mr. Williams has the right to acquire within 60 days through the exercise of options granted under the 1995 Option Plan and 1998 Incentive Plan.
(14)	Includes 58,800 shares of Common Stock that Mr. Wiedemann has the right to acquire within 60 days through the exercise of options granted under the 1995 Option Plan and 1998 Incentive Plan.
(15)	Includes 8,425 shares of Common Stock that Mr. Johnston has the right to acquire within 60 days through the exercise of options granted under the 1998 Incentive Plan.
(16)	Includes 3,031 shares of Common Stock held by the 401(k) Plan for the account of Mr. Wisdom as beneficiary and 1,275 shares of Common Stock that Mr. Wisdom has the right to acquire within 60 days through the exercise of options granted under the 1998 Incentive Plan.
(17)	Includes (a) 75,823 shares of Common Stock held by the 401(k) Plan for the account of executive officers, (b) 516,093 shares of Common Stock that directors and executive officers of the Company have the right to acquire within 60 days through the exercise of options granted under the 1995 Option Plan and 1998 Incentive Plan, (c) 1,064,000 shares of Common Stock held by GMSP, of which Mr. Goff is a Managing Principal and Mr. Balloch is a Managing Principal, and 6,200,000 shares of Common Stock which GMSP may acquire upon conversion of 31,620 shares of the Series A Preferred Stock, (d) 1,333,333 shares of Common Stock which Mr. Stallings may acquire upon conversion of 3,000 shares of Series B Preferred Stock, (e) 1,050,000 shares of Common Stock issuable to Mr. Stallings upon exercise of a warrant to purchase shares of Common Stock, and (f) 3,100,000 shares of Common Stock that GMSP currently has the right to acquire through exercise of the Series A Warrant and Series B Warrant.

ELECTION OF DIRECTORS

(Proposal No. 1)

Number of Directors

The Bylaws of the Company provide that the Board shall consist of eight directors until changed by resolution adopted by the Board. The Board has determined that the number of directors constituting the Board as of the date of the Meeting shall continue to be eight as provided in the Bylaws.

Nominating Committee

The Board has a Nominating Committee consisting of the following independent directors: Joel C. Puckett, Chairman, Harden H. Wiedemann and John H. Williams. See “Nominees” below regarding the background of these individuals, each of whom would qualify as an “independent director” under New York Stock Exchange (“NYSE”) Rules 303A.02 and 303A.06. The Nominating Committee had two meetings in 2003.

The Board has empowered the Nominating Committee to develop and maintain criteria and procedures for the identification and recruitment of candidates for election to serve as directors of the Company, including consideration of the performance of incumbent directors in determining whether to nominate them for reelection, as well as the tenure policy of the Board with regard to directors. The Nominating Committee is directed to make appropriate recommendations to the Board with respect to individuals to be included among management’s nominees, and, as appropriate, to the shareholders of the Company with respect to the election of directors. The Nominating Committee does not have a charter beyond the resolution adopted by the Board granting to it the duties and powers described above, although consideration is being given to developing such a charter, and has not specified criteria for persons to be recommended to the Board for its nominees. The Nominating Committee would consider nominees proposed by shareholders, but has not specified any guidelines or policies for such consideration.

Nomination Procedures

Section 2.13 of the Company’s Bylaws provides that only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Board may be made at a meeting of shareholders by or at the direction of the Board, by the Nominating Committee or any person appointed by the Board or by any shareholder of the Company entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in Section 2.13 of the Bylaws. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company (1445 Ross Avenue, Suite 5300, Dallas, Texas 75202) not less than fifty (50) days nor more than seventy-five (75) days prior to the meeting; provided, however, that in the event that less than sixty-five (65) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the date on which such notice of the date of the meeting was mailed or such pubic disclosure was made. Such shareholder’s notice to the Secretary must set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth in Section 2.13 of the Bylaws.

Contractual Rights to Board Nominations

Three of the Company’s eight directors serve pursuant to contractual arrangements with third parties: Hugh M. Balloch, John C. Goff and Robert W. Stallings. Messrs. Balloch and Goff were nominated by the Board pursuant to GMSP’s 1999 agreement with the Company described below under “Certain Transactions.” Mr. Stallings was nominated by the Board pursuant to his 2001 agreement with the Company described below under “Certain Transactions.”

Nominees

Upon the recommendation of the Nominating Committee, the Board has nominated the following eight candidates for election as directors to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. Each nominee is currently serving as a director and is currently serving on the Board committees indicated below.

Name	Age	Director Since
Glenn W. Anderson (3)(4)(5)	51	1998	Mr. Anderson has served as President and Chief Executive Officer of the Company since April 17, 1998. Prior to joining the Company, Mr. Anderson served as Executive Vice President of USF&G Corporation and as President of the Commercial Insurance Group of United States Fidelity & Guaranty Company, positions which he held since 1996. From 1995 to 1996 he served as Executive Vice President, Commercial Lines of that company. Mr. Anderson served from 1993 to 1995 as Senior Vice President, Commercial Lines Middle Market, for USF&G Corporation. Mr. Anderson has been engaged in the property and casualty business since 1975.

Hugh M. Balloch	48	2002	Mr. Balloch is a Managing Principal of GMSP. Prior to joining GMSP in January 1999, Mr. Balloch served as Managing Director in charge of Portfolio Liquidation for Chase Manhattan Bank. Mr. Balloch is a director of OpenConnect Systems, Inc.

Name	Age	Director Since
John C. Goff (3)	48	1997	Mr. Goff is Chief Executive Officer and Vice Chairman of the Board of Trust Managers of Crescent Real Estate Equities Co. (NYSE—CEI) (“CEI”), Sole Director and Chief Executive Officer of Crescent Real Estate Equities Ltd. Partnership (“CREELP”) and Managing Principal of GMSP. Mr. Goff is a director of The National Association of Real Estate Investment Trusts. Crescent Operating, Inc., an entity spun off by CEI and CREELP to their respective stockholders and limited partners and of which Mr. Goff had been President and Chief Executive Officer until he resigned in February 2002, filed a stockholder approved pre-packaged Chapter 11 bankruptcy reorganization plan in March 2003.

Joel C. Puckett (1)(3)(5)(6)	60	1979	Mr. Puckett was elected non-executive Vice Chairman of the Board on September 6, 2001. Prior to that time, Mr. Puckett had served as non-executive Chairman of the Board since April 1998. Mr. Puckett is a certified public accountant located in Minneapolis, Minnesota. Mr. Puckett has been engaged in the private practice of accounting since 1973.

Sam Rosen(2)	68	1983	Mr. Rosen has served as the Secretary of the Company since 1983. Mr. Rosen is a partner with the law firm of Shannon, Gracey, Ratliff & Miller, L.L.P. He has been a partner in that firm or its predecessor since 1966. Mr. Rosen is a director of AZZ incorporated (NYSE - AZZ).

Robert W. Stallings(3)	53	2001	Mr. Stallings has been non-executive Chairman of the Board since September 6, 2001, and prior to that time served as non-executive Vice Chairman of the Board since March 30, 2001. Mr. Stallings currently serves as Chairman and President of Stallings Capital Group, Inc., a Dallas-based merchant banking firm specializing in the financial services industry. In addition, he is a trust manager of Crescent Real Estate Equities Co. (NYSE—CEI) and a director of Texas Capital Bancshares, Inc. He is the retired Chairman and founder of ING Pilgrim Capital Corporation, a $20 billion asset management firm which was acquired by ING Group in September 2000 and with which he had been associated from 1991.

Name	Age	Director Since
Harden H. Wiedemann (1)(2)(6)	51	1989	Mr. Wiedemann has been Senior Vice-President and Chief Operating Officer of the Lockton-Dunning Benefits Company, an executive benefits firm in Dallas, Texas, primarily servicing large corporate life and health insurance plans, since January 2004. From May to November 2003, Mr. Wiedemann was Vice-President-Healthcare of Seisint, Inc., a company in Boca Raton, Florida engaged in the intelligence technologies business. Immediately prior to such time he had been a consultant to numerous companies in the Dallas, Texas area since January 2001. Prior to that time, Mr. Wiedemann was Chairman and Chief Executive Officer of Assurance Medical, Incorporated, a company providing independent oversight of drug testing, with which he had been associated since 1991. Mr. Wiedemann filed a Chapter 7 personal bankruptcy petition in 2001 and received a discharge in 2002.

John H. Williams (1)(2)(3)(5)(6)	70	1990	Mr. Williams served until his retirement on July 31, 1999, as a Senior Vice President, Investments with Everen Securities, Inc. and had been a principal of that firm or its predecessors since May 1987. Prior to that time, Mr. Williams was associated with Thomson McKinnon Securities, Inc. and its predecessors from 1967. Mr. Williams is currently managing his personal investments, and is a director of Clear Channel Communications, Inc. (NYSE - CCU).

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Executive Committee.
(4)	Member of the 401(k) Plan Investment Committee.
(5)	Member of the Investment Committee.
(6)	Member of the Nominating Committee.

All of the nominees have expressed their willingness to serve, but if because of circumstances not contemplated one or more of the nominees is not available for election, the proxy holders named in the enclosed proxy form intend to vote for such other person or persons as the Board may nominate. No family relationship exists among the directors, executive officers or nominees.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION AS DIRECTORS OF THE EIGHT PERSONS NOMINATED BY MANAGEMENT.

Organization of the Board; Meetings

In addition to the Nominating Committee described above, the Company has an Audit Committee, a Compensation Committee, an Executive Committee, a 401(k) Plan Investment Committee, and an Investment Committee.

Audit Committee. The Audit Committee’s functions are set forth in the Audit Committee Charter, which the Board adopted on May 19, 2003 and which is attached hereto as “Annex A,” and they are summarized below under “INDEPENDENT PUBLIC ACCOUNTANTS – Report of the Audit Committee.” The Audit Committee currently consists of Joel C. Puckett, Chairman, Harden H. Wiedemann and John H. Williams. The Audit Committee had eleven meetings during 2003.

Compensation Committee. The Compensation Committee establishes the compensation of officers of the Company, administers the 1995 Stock Option Plan (“1995 Option Plan”) and the 1998 Long-Term Incentive Plan (“1998 Incentive Plan”), prepares recommendations to the Board on the adoption of stock option and other incentive plans, and grants stock options. The Compensation Committee currently consists of John H. Williams, Chairman, Sam Rosen and Harden H. Wiedemann. The Compensation Committee had six meetings during 2003. See “EXECUTIVE COMPENSATION – Report of the Compensation Committee on Executive Compensation.”

Executive Committee. The Executive Committee, during intervals between meetings of the Board, has the authority to exercise all of the powers of the full Board over all matters other than certain extraordinary corporate matters and those matters coming specifically within the purview of other committees of the Board. The Executive Committee is composed of Glenn W. Anderson, Chairman, John C. Goff, Joel C. Puckett, Robert W. Stallings and John H. Williams. The Executive Committee had one meeting in 2003.

401(k) Plan Investment Committee. The 401(k) Plan Investment Committee’s functions include overseeing and administering the affairs of the Company’s 401(k) Plan (“401(k) Plan”). The 401(k) Plan Investment Committee is composed of Glenn W. Anderson, Chairman, and Daniel J. Coots, who serves as an advisory member. The 401(k) Plan Investment Committee had one meeting in 2003.

Investment Committee. The Investment Committee’s functions include, when applicable, review of the management of the Company’s portfolio of investment securities. Pursuant to certain Investment Management Agreements, GMSP manages the investment portfolios of the Company and its insurance company subsidiaries. See “Certain Transactions – Transactions with Goff Moore Strategic Partners, L.P.” The Investment Committee prescribes the investment policies to be followed under these Investment Management Agreements and specifically approves any investments to be made in situations where GMSP is an interested party. The Investment Committee currently consists of John H. Williams, Chairman, Glenn W. Anderson, Joel C. Puckett and Daniel J. Coots, who serves as an advisory member. The Investment Committee had one meeting in 2003.

Full Board. During 2003, there were a total of four meetings of the Board. During 2003, all of the Company’s directors attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which they served. During 2003, there were eleven meetings of the Audit Committee, six meetings of the Compensation Committee, one meeting of the Executive Committee, one meeting of the 401(k) Plan Investment Committee, one meeting of the Investment Committee, and two meetings of the Nominating Committee.

Shareholder Communications

Process. The management of the Company and the Board welcome communications from the Company’s shareholders. While the Board has not yet formally adopted a process for shareholders to communicate with the Board, shareholders who wish to communicate with the Board, or one or more specified directors, may send an appropriately addressed letter to the Chairman of the Board of the Company, at 1445 Ross Avenue, Suite 5300, Dallas, Texas 75202. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication.” All such letters should identify the author as a security holder, and, if the author desires for the communication to be forwarded to the entire Board or one or more specified directors, the author should so request, in which case the Chairman will arrange for it to be so forwarded unless the communication is irrelevant or improper.

Attendance at Annual Meetings of Shareholders. Although the Company has no policy with respect to director attendance at annual meetings of shareholders, in 2003 all eight members of the Board attended the annual meeting of shareholders. Typically, the Board holds a regular quarterly meeting immediately after the annual meeting of shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the Section 16(a) reports filed pursuant to events occurring in fiscal year 2003 furnished to it, the Company believes the persons who were required to file Section 16(a) reports in respect to their Section 16(a) ownership of Common Stock have filed on a timely basis all Section 16(a) reports required to be filed by them.

Certain Transactions

Glenn W. Anderson Employment Agreement

On April 17, 1998, Mr. Anderson assumed the position of President and Chief Executive Officer of the Company under an employment agreement (the “Anderson Employment Agreement”) negotiated between Mr. Anderson and the outside directors prior to his agreeing to join the Company. Pursuant to the Anderson Employment Agreement, Mr. Anderson receives an annual base salary of $340,000 and various other benefits. The Anderson Employment Agreement also granted Mr. Anderson a non-qualified stock option to purchase 579,710 shares of Common Stock for $5.75 per share, which option expired July 24, 2003.

The Anderson Employment Agreement provided for an initial four year term. On each anniversary of its making, the Anderson Employment Agreement automatically extends for an additional one year period, unless either the Company or Mr. Anderson delivers written notice to the other party at least thirty days prior to the anniversary. On March 3, 2004, the Board reviewed the Anderson Employment Agreement and determined to allow it to renew by its terms for another year, which makes its current expiration date April 17, 2007. The Anderson Employment Agreement permits termination of Mr. Anderson for cause with payment of salary accrued to the date of termination. If Mr. Anderson’s employment is terminated without cause, he will be entitled to an amount equal to thirty-six multiplied by 150% of his then current monthly rate of base salary. The Company also entered into a change in control agreement with Mr. Anderson. See “EXECUTIVE COMPENSATION – Change in Control

Agreements” below. If Mr. Anderson is terminated without cause, he will be entitled to the greater of (i) the amount to which he would be entitled upon such termination under the Anderson Employment Agreement in the absence of a change in control or (ii) the amount called for by his change in control agreement.

Lalande Group Acquisition

On October 23, 1998, the Company completed the acquisition of the Lalande Financial Group, Inc. and related entities pursuant to stock purchase agreements with the owners, including McRae B. Johnston who became President of the Company’s Personal Lines Division and entered into an employment agreement with the Company, and Michael S. Johnston who is the brother of McRae B. Johnston. See “EXECUTIVE COMPENSATION” in respect of the compensation of Michael S. Johnston, who is now President of the Company’s Personal Lines Division. In December 2002, McRae B. Johnston resigned his employment with the Company and all but one of its subsidiaries, with which he remained employed until March 2003. The Company and McRae B. Johnston entered into separation agreements and releases pursuant to which they each mutually released the other from their contractual obligations and other claims, and the Company paid an aggregate of $400,000 to McRae B. Johnston. McRae B. Johnston also entered into a consulting agreement with a subsidiary pursuant to which McRae B. Johnston was paid $200,000 in four $50,000 payments in each of March, June, September and December of 2003.

Transactions with Goff Moore Strategic Partners, L.P.

1999 GMSP Transaction. On October 4, 1999, the Company sold to Goff Moore Strategic Partners, L.P. (“GMSP”), for an aggregate purchase price of $31,620,000, (i) 31,620 shares of Series A Preferred Stock (stated value $1,000 per share), which are convertible into 6,200,000 shares of Common Stock at a conversion price of $5.10 per share (subject to adjustment for certain events), (ii) the Series A Warrant expiring October 4, 2004 to purchase an aggregate of 1,550,000 shares of Common Stock at an exercise price of $6.375 per share and (iii) the Series B Warrant expiring October 4, 2006 to purchase an aggregate of 1,550,000 shares of Common Stock at an exercise of $8.50 per share. At closing the Company and its insurance company subsidiaries entered into Investment Management Agreements with GMSP, pursuant to which GMSP manages their respective investment portfolios. Completion of these transactions (the “1999 GMSP Transaction”) concluded a strategic alternatives review process that the Company initiated in 1998. Proceeds from the 1999 GMSP Transaction were available for acquisitions, investments and other corporate purposes.

In the securities purchase agreement entered into between GMSP and the Company for the 1999 GMSP Transaction, the Company agreed to nominate John C. Goff and another individual selected by GMSP and acceptable to the members of the Board not affiliated with GMSP or any of its affiliates or associates (the “GMSP Director Designees”), and use its best efforts to cause the GMSP Director Designees to be elected, to the Board for as long as GMSP and its affiliates and associates continue to beneficially own in the aggregate not less than either (i) 75% of the securities acquired pursuant to the agreement or upon conversion or exercise of such securities or (ii) 20% of the fully diluted Common Stock. GMSP will be entitled to one GMSP Director Designee in the event that the GMSP group ownership of Company securities drops below the level specified in the preceding sentence that entitles GMSP to two GMSP Director Designees, but the GMSP group continues to beneficially own either (i) 50% of the securities acquired in the 1999 GMSP Transaction or upon conversion or exercise of such securities or (ii) 5% of the fully diluted Common Stock. The two GMSP Director Designees included among the Board’s nominees to be voted upon at the Meeting are Messrs. Goff and Balloch.

2001 GMSP Transaction. On March 23, 2001, the Company consummated a transaction with GMSP (the “2001 GMSP Transaction”) pursuant to which, among other things, the Company issued 3,000 shares of its newly created Series C Preferred Stock (stated value of $1,000 per share) to GMSP in exchange for an aggregate purchase price of $3 million in cash. The annual dividend rate on the Series C Preferred Stock was 10% until March 23, 2004 and 20% thereafter. Unpaid dividends are cumulative and compounded. The Series C Preferred Stock is redeemable at the Company’s option after March 23, 2006 and at the option of the majority holders after March 23, 2007 at a price of $1,000 per share plus accrued and unpaid dividends. The Series C Preferred Stock is not convertible into Common Stock.

The agreement with GMSP in connection with the 2001 GMSP Transaction was conditioned upon the following changes in the securities currently held by GMSP. The exercise prices of the Series A Warrant and the Series B Warrant held by GMSP were reduced to $2.25 per share and $2.5875 per share, respectively. Each of these warrants provides for the purchase of 1,550,000 shares of Common Stock, subject to adjustment. The Series A Preferred Stock is convertible into 6,200,000 shares of Common Stock at a conversion price of $5.10 per share and, should the Company pay dividends on its Common Stock, the Series A Preferred Stock would be entitled to dividends as if converted into Common Stock. On March 23, 2001, the Series A Preferred Stock was called for redemption by the Company so that on January 1, 2006 the Company will be obligated to pay $1,000 per share for 31,620 shares ($31.6 million) to the holder to the extent that it can legally do so and, to the extent it cannot do so, the Company will be obligated to pay quarterly an amount equal to 8% interest per annum on any unpaid balance. See “Obligations to Preferred Stock” below.

The 2001 agreement with GMSP provided an opportunity to convert the Company’s illiquid investments with a cost of $4.2 million to cash as of November 2002, as follows: the Company could at its option require GMSP to purchase the illiquid investments for $2.1 million, less any future cash received prior to November 2002 from the investments. GMSP could at its option require the Company to sell the illiquid investments to GMSP for $4.2 million, less any future cash received prior to November 2002 from the investments. During the second quarter of 2001, the Company recognized a permanent impairment of these investments and wrote down the carrying value to the amount recoverable from GMSP under the put option. In February 2002, GMSP consented to the early exercise of the Company’s option, and the Company exercised its option to require GMSP purchase the illiquid investments for approximately $2.1 million.

2002 Amendment to Investment Management Agreements. In August 2002, the Company’s Investment Management Agreements with GMSP were amended to reduce, effective as of October 1, 2002, the minimum aggregate monthly payment to GMSP from $75,000 to $63,195 (with respect to each calendar month from October 2002 through September 2003), $53,750 (with respect to each calendar month from October 2003 through September 2004), and $45,417 (with respect to each calendar month after September 2004). The amendment also extended the date upon which either party to each of the Investment Management Agreements can terminate such agreements at its sole option from October 4, 2002 to September 30, 2005.

Transactions with Robert W. Stallings

On March 23, 2001, the Company sold to Robert W. Stallings for $3 million in cash 3,000 shares of its newly created Series B Preferred Stock (stated value of $1,000 per share) and a warrant expiring March 23, 2006 to purchase an aggregate of 1,050,000 shares of Common Stock at $2.25 per share (the “Stallings Transaction”). The annual dividend provisions and the redemption provisions of the Series B Preferred Stock are the same as those for the Series C Preferred Stock. The Series B Preferred Stock is convertible into Common Stock at $2.25 per share. Subject to adjustment for certain events, the Series B Preferred Stock is convertible into a maximum of 1,333,333 shares of Common Stock. The Series B Preferred Stock was initially issued to ING Pilgrim Capital Corporation, LLC, an assignee of Mr. Stallings in connection with a plan for his benefit, and on February 23, 2004 Pilgrim assigned all of its rights to the Series B Preferred Stock back to Mr. Stallings.

Mr. Stallings also entered into a consulting agreement pursuant to which he provides consulting services (including strategic planning advice, analysis of the subsidiaries’ performance in various sectors of their respective business and recommendations for growth strategies and opportunities for new markets and products) to the Company’s insurance subsidiaries for a period of five years ending on March 22, 2006 for $300,000 per annum. In the securities purchase agreement entered into between Mr. Stallings and the Company for the Stallings Transaction, the Company agreed to nominate Mr. Stallings, and use its best efforts to cause him to be elected, to the Board for so long as he beneficially owns not less than 50% of the securities he acquired in the Stallings Transaction or upon conversion or exercise of such securities. Mr. Stallings was elected non-executive Vice Chairman of the Board and a director of the Company on March 30, 2001, and on September 6, 2001, he was elected non-executive Chairman of the Board.

Obligations to Preferred Stock

Preferred Stock in Relation to Capital Base. At December 31, 2003, the capital base (total assets less total liabilities) of the Company was $45,535,405 and consisted of Shareholders’ Equity of $13,412,885 and the Series A, B and C Preferred Stock, which are classified under GAAP as mezzanine financing in the aggregate amount of $32,122,520. At December 31, 2003, $7,370,001 was included within Additional paid-in capital, had yet to be charged to Shareholders’ Equity, and related to the accretion of the discount on the redeemable Preferred Stock. Almost all of this unaccreted discount will be charged to Shareholders’ Equity by January 1, 2006, the redemption date of the Series A Preferred Stock. At December 31, 2003, the per common share Shareholders’ Equity was approximately $0.63, including unaccreted discount on Redeemable Preferred Stock of $0.34; less such unaccreted discount, the per common share Shareholders’ Equity was approximately $0.29. The aggregate redemption value of the Preferred Stock was $39,492,520 ($37,620,000 stated value plus accrued dividends of $1,872,520) at December 31, 2003.

Obligation to Redeem Series A Preferred Stock on January 1, 2006. On March 23, 2001, the Series A Preferred Stock was called for redemption so that on January 1, 2006 the Company will be obligated to pay $31,620,000 to the holder of the Series A Preferred Stock, subject to the conditions described below. The Company’s obligation to redeem the Series A Preferred Stock generally is conditioned upon (i) the redemption not contravening any credit or financing arrangement in excess of $3,000,000 and approval by at least one director nominated by the Series A Preferred Stock (no such indebtedness is now outstanding); (ii) the holder of the Series A Preferred Stock not receiving a purchase offer to purchase shares of the Series A Preferred Stock prior to January 1, 2006 from a financially responsible unaffiliated third party for a price equal to or greater than the liquidation value of the Series A Preferred Stock; and (iii) the payment of the redemption price not contravening the provisions of Article 2.38 of the Texas Business Corporation Act (which generally prohibits the amount to be paid to the holder of the Series A Preferred Stock in respect of the redemption from exceeding the net assets of the Company or leaving the Company insolvent) or any other applicable federal and state laws. The Board is contractually obligated to use its best efforts to take such actions as will cause the redemption to not contravene Article 2.38 or other applicable law. To the extent that the Company is restricted from redeeming the Series A Preferred Stock because of the conditions described above, the Company will be obligated to pay quarterly an amount equal to 8% interest per annum on any unpaid balance.

Obligation to Redeem Series B and Series C Preferred Stock on March 23, 2007. The Series B and Series C Preferred Stock become redeemable at the option of holders commencing March 23, 2007 for the aggregate liquidation amount of $6,000,000 plus accrued dividends, subject to conditions on the Company’s obligation to redeem the Series B and Series C Preferred Stock similar to those conditions on the Company’s obligation to redeem the Series A Preferred Stock.

Dividends on Series B and Series C Preferred Stock. The Company paid dividends aggregating $2,111,267 in respect of the Series B and Series C Preferred Stock on April 1, 2004, which brought dividends current to that point. From and after April 1, 2004, dividends accrue at the rate of 20% per annum, of which at least half (or at least $150,000 in the aggregate in respect of the Series B and Series C Preferred Stock) must be paid quarterly.

Board Focus. The Board has been focusing on the Company’s obligations to the holders of the Preferred Stock, which are affiliates of three of the Company’s eight directors, recognizing that the Company does not have, or expect that its operations will generate, sufficient funds to redeem the Series A Preferred on January 1, 2006. Also, the Board has considered how the need for capital to satisfy those obligations may limit the Company’s ability to pursue opportunities to further expand the Company’s nonstandard personal auto business. The interests of the holders of the Preferred Stock in assuring that these obligations are met in a timely manner may differ from those of other shareholders. As a result, the Board formed a Special Committee of independent directors to address the alternatives for providing for these obligations. The Special Committee consists of director Joel C. Puckett, Chairman, and directors Harden H. Wiedemann and John H. Williams, with director Sam Rosen acting as an advisory member. The Special Committee first considered, with the assistance of an investment banking firm, proposals from holders of Preferred Stock for the recapitalization of the Company, including a proposal that would have involved an investment by two consultants and the President of the Company. No agreement was reached with the holders of the Preferred Stock, and all recapitalization proposals were withdrawn. The Board then expanded the mandate of the Special Committee to consider alternatives that might be available with unaffiliated third parties. The Special Committee has engaged an investment banking firm to advise it as to any such alternatives that may be available to the Company. No prediction can be made at this time as to the outcome or length of this process.

Through March 31, 2004, the Company had spent approximately $400,000, including financial advisory and legal fees and fees to those directors serving on the Special Committee, in respect of the Special Committee’s consideration of alternatives for dealing with its obligations to the holders of its Preferred Stock. Most of these amounts were expensed in the first quarter of 2004. Directors serving as a member or advisory member of the Special Committee are receiving $750 for each meeting attended and, in addition, Mr. Puckett is receiving $5,000 per quarter for serving as Chair of the Special Committee. The Special Committee had 12 meetings from November 2003 through March 2004, and Messrs. Puckett, Wiedemann, Williams and Rosen received $19,000, $9,000, $9,000 and $9,000, respectively (an aggregate of $46,000) for their service on the Special Committee during this period.

EXECUTIVE COMPENSATION

Summary Compensation Table

The individuals named below (the “Named Executives”) include the Company’s chief executive officer and the other four most highly compensated executive officers of the Company for the fiscal year ending December 31, 2003. Information is provided on an accrual basis for the fiscal years ending on December 31 of the three years shown in the table below.

SUMMARY COMPENSATION TABLE

							Long-Term Compensation			All Other Compensation ($)
Annual Compensation							Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)
Glenn W. Anderson President and Chief Executive Officer	2003 2002 2001	340,000 340,000 340,000	150,000 — —	(1) (1)	8,400 8,400 8,400	(2) (2) (2)	— — —	— — —	— — —	22,066 18,085 6,196	(3)(5) (3) (3)

Michael S. Johnston President-Personal Lines Division	2003 2002 2001	178,000 178,000 164,500	126,000 — —	(1) (1)	18,545 17,560 10,627	(4) (4) (4)	— — —	— — —	— — —	3,600 3,600 3,696	(3) (3) (3)

Richard M. Buxton Senior Vice President Mergers and Acquisitions, Investor Relations	2003 2002 2001	170,000 170,000 170,000	35,000 — —	(1) (1)	— — —		— — —	— — —	— — —	4,836 12,968 3,825	(3) (3)(5) (3)

Daniel J. Coots Senior Vice President and Chief Financial Officer	2003 2002 2001	155,000 155,000 155,000	30,000 — —	(1) (1)	— — —		— — —	— — —	— — —	11,314 8,427 4,618	(3)(5) (3)(5) (3)

Jackiben N. Wisdom Vice President-Claims	2003 2002 2001	125,000 120,221 83,076	— — —	(1) (1)	— — —		— — —	— — —	— — —	7,330 5,594 4,154	(3)(5) (3) (3)

(1)	Due to financial losses suffered by the Company during the year and the Company’s need to conserve its capital, no bonus was paid to any of the Named Executives for the years ended December 31, 2002 or 2001.
(2)	Amounts for automobile allowance.
(3)	This amount includes the Company’s matching contribution under the 401(k) Plan, except that with regard to Messrs. Anderson, Buxton, and Coots, the 2002 amount also includes a holiday season cash payment of $300, and that with regard to Mr. Wisdom, the 2003 amount also includes a company appreciation cash payment of $288. In the case of Mr. Anderson, this amount also includes premiums paid for his benefit (i) on term life insurance in the amount of $2,132, $2,277 and $2,371 in 2003, 2002 and 2001, respectively, and (ii) on disability insurance in the amount of $5,254 and $10,508 in 2003 and 2002, respectively.
(4)	In 2003, $12, 545 was for health insurance reimbursement and $6,000 was for an automobile allowance. In 2002, $11,560 was for health insurance reimbursement and $6,000 was for an automobile allowance. In 2001, $9,627 was for health insurance reimbursement and $1,000 was for an automobile allowance.
(5)	In the case of Mr. Anderson, this amount includes a payment of $8,990 in 2003 for accrued vacation that was both unused and unusable. In the case of Mr. Buxton, this amount includes a payment of $8,343 in 2002 for accrued vacation that was both unused and unusable. In the case of Mr. Coots, this amount includes a payment of $6,713 and $2,699 in 2003 and 2002, respectively, for accrued vacation that was both unused and unusable. In the case of Mr. Wisdom, this amount includes a payment of $3,381 in 2003 for accrued vacation that was both unused and unusable.

Aggregated Option/SAR Exercises in the Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table summarizes for each of the Named Executives the number of stock options, if any, exercised during the fiscal year ended December 31, 2003, the aggregate dollar value, if any, realized upon exercise, the total number of unexercised stock options held at December 31, 2003, if any, and the aggregate dollar value of the unexercised options held at December 31, 2003, if any. Value realized upon exercise, if any, is the difference between the fair market value of the underlying stock on the exercise date and the exercise price of the option. Value of unexercised options at fiscal year-end is the difference between the exercise price of the stock options and the fair market value of the underlying stock at December 31, 2003, the latter of which was $0.22 per share. These values, unlike the amounts, if any, set forth in the column headed “Value Realized,” have not been, and may never be, realized. The options have not been, and may not be, exercised. Actual gains, if any, on exercise will depend on the value of the Common Stock on the date of exercise. There can be no assurance that the values shown will be realized.

AGGREGATED OPTION EXERCISES IN THE LAST

FISCAL YEAR AND FY-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End			Value of Unexercised In-The-Money Options/SARs at FY-End ($)
			Exercisable		Unexercisable	Exercisable	Unexercisable
Glenn W. Anderson President and Chief Executive Officer	—	—	40,000	(1)	190,000	—	—

Michael S. Johnston President-Personal Lines Division	—	—	6,740	(2)	1,685	—	—

Richard M. Buxton Senior Vice President Mergers and Acquisitions, Investor Relations	—	—	49,364	(3)	3,800	—	—

Daniel J. Coots Senior Vice President and Chief Financial Officer	—	—	47,135	(4)	3,000	—	—

Jackiben N. Wisdom Vice President-Claims	—	—	1,020	(5)	255	—	—

(1)	Options to purchase 40,000 shares are exercisable at approximately $5.50 per share.
(2)	Options to purchase 6,740 shares are exercisable at approximately $5.50 per share.
(3)	Options to purchase 34,164 shares are exercisable at approximately $6.03 per share and options to purchase 15,200 shares are exercisable at approximately $5.50 per share.
(4)	Options to purchase 35,135 shares are exercisable at approximately $6.03 per share and options to purchase 12,000 shares are exercisable at approximately $5.50 per share.
(5)	Options to purchase 1,020 shares are exercisable at approximately $5.50 per share.

TEN YEAR OPTIONS/SAR REPRICINGS

Name	Date	Number of securities underlying options/SARs repriced or amended (#)	Market price of stock at time of repricing or amendment ($)		Exercise price at time of repricing or amendment ($)	New exercise price ($)	Length of original option term remaining at date of repricing or amendment
Glenn W. Anderson President and Chief Executive Officer	—	—	—		—	—	—

Michael S. Johnston President-Personal Lines Division	—	—	—		—	—	—

Richard M. Buxton Senior Vice President Mergers and Acquisitions, Investor Relations	07/24/98	34,164	6.03	(1)	9.63	6.03	8.44 yrs

Daniel J. Coots Senior Vice President and Chief Financial Officer	07/24/98	35,135	6.03	(1)	10.63	6.03	7.75 yrs

Jackiben N. Wisdom Vice President-Claims	—	—	—		—	—	—

(1)	This amount is equal to the average of the lowest and highest price of the Common Stock on July 24, 1998.

Employee Benefit Plans

At December 31, 2003, the Company had two plans under which options could be granted: the 1995 Option Plan and the 1998 Incentive Plan. The 1995 Option Plan was approved by the shareholders on May 10, 1996 and 1,071,000 shares are currently reserved for issuance under this plan. Options granted under the 1995 Option Plan have a maximum ten year term and are exercisable at the rate of 20% immediately upon grant and 20% on each of the first four anniversaries of the grant date. The 1998 Incentive Plan was approved by the shareholders on July 17, 1998, and the aggregate number of shares of Common Stock that may be issued under the 1998 Incentive Plan is limited to 1,000,000. Under the 1998 Incentive Plan, stock options (including incentive stock options and non-qualified stock options), stock appreciation rights and restricted stock awards may be granted.

The Company has the 401(k) Plan to help eligible employees build financial security for retirement and to help protect them and their beneficiaries in the event of death or disability. Generally all employees of the Company are eligible to participate in the 401(k) Plan. The Company and the participant both make contributions to the 401(k) Plan. The 401(k) Plan currently permits employees to direct that their accounts be invested in any of a number of mutual funds or other publicly traded securities. The 401(k) Plan Investment Committee determined in 2003 not to allow employees to direct that their 401(k) Plan accounts purchase additional shares of Common Stock; however, employee 401(k) Plan accounts which held Common Stock prior to that time may continue to hold those shares. The 401(k) Plan contains no restrictions on the disposition of interests in the Plan or Common Stock held by the 401(k) Plan, but participants in the 401(k) Plan will be subject to general Company policy regarding transactions involving Common Stock to facilitate compliance with applicable securities laws. Should the Company decide to change the 401(k) Plan trustee, there will be a period of time during which interests in the Plan will not be able to be traded or otherwise disposed of.

See “Certain Transactions” for additional information regarding arrangements relating to compensation of officers and key employees.

Compensation of Directors

Each director of the Company who is not a full time employee of the Company receives a quarterly retainer and a meeting fee for each in person meeting, plus expenses incurred in attending meetings of the Board. In 2003, each director received $4,000 as a quarterly retainer and $2,000 per scheduled Board meeting attended. Directors did not receive additional compensation for service on Board committees, other than as described above under “ELECTION OF DIRECTORS – Obligations to Preferred Stock- Board Focus.” Directors who are also full time employees of the Company are not separately compensated for their service as a director.

Directors have periodically been granted and hold stock options granted under one or more of the Company’s 1995 Option Plan and 1998 Incentive Plan. On May 25, 2000, options to purchase an aggregate of 33,600 shares of Common Stock for $5.50 per share were granted to non-employee directors of the Company under the 1998 Incentive Plan as follows: Joel C. Puckett, 8,400 shares; Sam Rosen, 8,400 shares; Harden H. Wiedemann, 8,400 shares; and John H. Williams, 8,400 shares. The options expire May 24, 2010 and became vested and exercisable in full on May 25, 2001. See the preceding tables and “Security Ownership of Certain Beneficial Owners and Management” for more information regarding such grants.

Change in Control Agreements

Of the Named Executives, Glenn W. Anderson, Richard M. Buxton and Daniel J. Coots (the “Change in Control Executives”) have each entered into agreements (“Change in Control Agreements”) which provide for the payment of benefits if he is actually or “constructively” terminated following a change in control of the Company and are automatically extended for one additional year from each December 31st unless sooner terminated by the Company. No benefits generally are payable if a Change in Control Executive terminates his own employment other than for “good reason” or is terminated for cause. No benefits beyond those otherwise provided by the Company are provided if a Change in Control Executive’s employment terminates by reason of death, disability or retirement.

If, within two years following a change in control, a Change in Control Executive is terminated by the Company for reasons other than cause, or if the Change in Control Executive terminates employment for “good reason,” the Change in Control Executive will be paid a lump sum cash payment. In the case of Mr. Anderson, the lump sum cash payment would be in an amount equal to two times Mr. Anderson’s base salary; provided, however, such payment shall not be less than 1.25 times the amount reported on Mr. Anderson’s Form W-2 issued by the Company with respect to the year preceding the date of actual or constructive termination. Under the terms of the Anderson Employment Agreement described above under “ELECTION OF DIRECTORS – Certain Transactions – Glenn W. Anderson Employment Agreement,” if Mr. Anderson is terminated without cause, he will be entitled to the greater of (i) the amount he would be entitled to upon such termination under the Anderson Employment Agreement in the absence of a change in control or (ii) the amount called for by his Change in Control Agreement. In the case of the other Change in Control Executives, the lump sum cash payment would be in an amount equal to 150% of the Change in Control Executive’s base salary. In the event any of such payments would not be deductible, in whole or in part, by the Company as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such payment would be reduced to the extent necessary to make the entire payment deductible.

The Change in Control Agreements with Messrs. Buxton and Coots were entered into at the end of 2001 in place of prior agreements. The Change in Control Agreement with Mr. Anderson was entered into in 1998 when he joined the Company. Richard A. Laabs, a Named Executive who resigned in January 2003, also received a Change in Control Agreement in 2001 in place of a prior agreement; his Change in Control Agreement terminated upon his resignation in January 2003 and he did not receive any payments thereunder.

Executive Severance Agreements

Because of their importance to the Company, in August 2002 the Company entered into executive severance agreements with two senior executives, Richard M. Buxton and Daniel J. Coots. The agreements generally provide that the Company shall pay the executive, upon termination of the employment of the executive by the Company without cause or by the executive with good reason during the term of the agreement, a lump sum severance amount equal to the base annual salary of the executive as of the date that the executive’s employment with the Company ends. The current base annual salaries of Messrs. Buxton and Coots are $170,000 and $155,000, respectively. The executive severance agreements do not supersede the change in control agreements or any other severance agreements the employees may have with the Company.

Because of his importance to the Company, in May 2003, Michael S. Johnston, the President of the Personal Lines Division of the Company, entered into an Executive Severance Agreement with the Company. This agreement generally provides that if Mr. Johnston resigns his employment with the Company for good reason or if the Company terminates Mr. Johnston without cause or in connection with a change in control of National Specialty Lines, Inc. and DLT Insurance Adjusters, Inc. and Mr. Johnston is not offered employment with comparable compensation with the acquiring company in the change in control, the Company will pay Mr. Johnston an amount equal to his annual base salary at the time of termination or resignation. Also pursuant to this agreement, the Company and Mr. Johnston each mutually released the other from obligations under a stock purchase agreement and an employment contract between the Company and Mr. Johnston and generally from any and all other prior claims that each otherwise may have had against the other.

Retention Incentive Agreements

The Company entered into retention incentive agreements with sixteen of its employees, three of whom are officers of the Company. Four such retention incentive agreements have since expired according to their terms. Each of the retention incentive agreements generally requires that the Company pay the applicable employee an amount based upon the employee’s annual base salary, less amounts owed by the Company to the employee pursuant to any change in control or severance agreements the employee may have with the Company. The Company’s obligation to make payments under each remaining retention incentive agreement is conditioned upon the employee remaining in the employ of the Company through a specified date, unless terminated earlier by the Company without cause or by the employee with good reason. During 2003, the Company made payments in the aggregate amount of $141,000 to six employees pursuant to the retention incentive agreements. The Company remains obligated to make up to an additional aggregate of approximately $652,000 in payments under the retention incentive agreements on or prior to April 15, 2005. Other than Jackiben N. Wisdom (who was not one of the Named Executives of the Company at the time he entered into his retention incentive agreement), none of the Named Executives of the Company are parties to the retention incentive agreements.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee are Sam Rosen, Harden H. Wiedemann, and John H. Williams, Chairman. No executive officer of the Company served as a member of the compensation committee of, or as a director of, another entity, one of the executive officers of which served either on the Compensation Committee or the Board.

Report of the Compensation Committee on Executive Compensation

General. The Compensation Committee is composed of the non-employee directors named below. The Compensation Committee, as part of its review and consideration of executive compensation, takes into account, among other things, the following goals: (i) provision of incentives and rewards that will attract and retain highly qualified and productive people; (ii) motivation of employees to high levels of performance; (iii) differentiation of individual pay based on performance; (iv) consideration of external competitiveness and internal equity; and (v) alignment of Company, employee and shareholder interests.

The principal components of executive compensation are base pay, discretionary bonus, long-term incentives in the form of stock options, and severance or retention payments. Executive compensation also includes various benefit and retirement programs. Each element has a somewhat different purpose and is considered in the determinations regarding the appropriate form and level of executive compensation, including the compensation of the Chief Executive Officer. The financial performance of the Company is also considered in determinations of executive compensation.

Chief Executive Compensation. On April 17, 1998, Glenn W. Anderson assumed the position of President and Chief Executive Officer of the Company under the Anderson Employment Agreement described under “ELECTION OF DIRECTORS - Certain Transactions – Glenn W. Anderson Employment Agreement” which was approved by the unanimous vote of the Board. The terms of Mr. Anderson’s employment were based on arms length negotiations prior to Mr. Anderson agreeing to join the Company and the competition for experienced insurance executives qualified for service as President and Chief Executive Officer of the Company. In 2003 the Compensation Committee approved a bonus of $150,000 to Mr. Anderson in recognition of the significant strides the management group had made in stabilizing the Company’s insurance operations in 2003 and the role Mr. Anderson had played in the management team as Chief Executive Officer. The Committee also approved a payment of $8,990 to Mr. Anderson for accrued vacation that was both unused and unusable.

Other Executives. The compensation of the four most highly paid executive officers other than the Chief Executive Officer is disclosed in the Summary Compensation Table, which reflects the amounts earned under incentive programs intended to tie compensation to individual and Company performance during the year. Recognizing the important role that Messrs. Buxton and Coots had been playing, and would be expected to continue to play, in the Company’s transition of existing business into other businesses, in August 2002 the Company entered into executive severance agreements with such senior executives. See “Executive Severance Agreements” above. In recognition of the significant strides the management group had made in stabilizing the Company’s insurance operations in 2003, the Compensation Committee approved bonuses for 2003 of $35,000 to Richard M. Buxton, $30,000 to Daniel J. Coots and $126,000 to Michael S. Johnston.

The policies of the Compensation Committee call for the inclusion in Company executive compensation packages not only of competitive salary and short term incentive elements, but also of incentives which emphasize the long-term enhancement of Common Stock value. No stock options were granted to any executive officers in 2003. However, in an effort to encourage certain employees to remain with the Company while the Company closes out its commercial lines, the Company has previously entered into retention incentive agreements with sixteen of its employees, three of whom are officers of the Company. See “Incentive Retention Agreements” above.

Section 162(m). Section 162(m) of the Code denies a deduction with respect to the aggregate compensation of a company’s chief executive officer and its four other highest compensated officers with respect to compensation which exceeds $1,000,000 in the aggregate for any taxable year for any one of such employees. Compensation resulting from the grant, exercise or disposition of awards is potentially subject to the Code Section 162(m) limitation, while certain qualified “performance-based compensation” is excepted from the Section 162(m) limitation if it is disclosed to shareholders and approved by a majority of the shareholders in a separate shareholder vote prior to payment of such compensation. Although it is the basic policy of the Compensation Committee to attempt to preserve the deductibility of compensation provided by the Company, its ability to do so depends on the timing of the need to provide compensation awards and other factors beyond the control of the Compensation Committee.

John H. Williams, Chairman

Sam Rosen

Harden H. Wiedemann

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Report of the Compensation Committee on Executive Compensation and the Performance Graph below shall not be incorporated by reference into any such filings.

Share Investment Performance

The following graph shows changes over the five-year period ended December 31, 2003 in the value of $100 invested in: (1) the Common Stock; (2) the Standard & Poor’s Property-Casualty Insurance Index; and (3) the Standard & Poor’s 500 Index. The year-end value of each one of the hypothetical investments is based on share price appreciation plus stock dividends plus cash dividends, with the cash dividends reinvested on the date they were paid. The calculations exclude trading commission and taxes. Total shareholder returns for each investment, whether measured in dollars or percent, can be calculated from the year-end investment values shown beneath the graph.

Five-Year Cumulative Total Return

Value of $100 Invested 12/31/98

For Fiscal Years Ended December 31

During the first quarter of 2004, the high and low closing sales prices per share of the Common Stock as reported by the OTC Bulletin Board were $0.90 and $0.21 respectively,

INDEPENDENT PUBLIC ACCOUNTANTS

Report of the Audit Committee

The Board has established an Audit Committee consisting of the following independent directors: Joel C. Puckett, Chairman, Harden H. Wiedemann and John H. Williams. See “ELECTION OF DIRECTORS – Nominees” above regarding the background of these individuals. Each member of the Audit Committee is an “independent director” as defined both in the Audit Committee Charter adopted by the Board on May 19, 2003, which is attached hereto as “Annex A” (the “Audit Committee Charter”), and NYSE Rules 303A.02 and 303A.06. The Committee reviews and assesses the adequacy of its charter on an annual basis, and evaluates the charter in light of the Sarbanes-Oxley Act of 2002 and the continuing promulgation by the SEC of rules thereunder.

As described more fully in the Audit Committee Charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s accounting, financial reporting and related functions described therein. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. KPMG LLP (“KPMG”), the Company’s independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America (“GAAS”).

The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and KPMG. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and KPMG on the basis of the information it receives, discussions with management and KPMG and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Company’s outside auditors are ultimately responsible to the Audit Committee. The Audit Committee has the ultimate authority and responsibility to select, oversee and replace the outside auditors (or to nominate the outside auditors to be proposed for shareholder approval in any proxy statement), including the resolution of any disagreements between management and the auditors regarding financial reporting. The Audit Committee has the further authority and responsibility to review the fees charged by the outside auditors, the scope of their engagement (including the prior approval of all engagements for audit and non-audit services to be performed) and proposed audit approach, and to recommend such review or auditing steps as the Audit Committee may consider desirable. The Audit Committee has delegated to its Chairman the authority to grant pre-approvals of audit and non-audit services in cases where the fees for the engagement do not exceed $10,000.

The Audit Committee also discusses with KPMG the results of their audit work with regard to the adequacy and appropriateness of the Company’s financial, accounting and internal controls. Management and KPMG presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact on the Company or are the subject of discussions between management and KPMG. The Audit Committee meets with KPMG with and without management present. In addition, the Audit Committee generally oversees the Company’s internal compliance programs. The Chairman of the Audit Committee is designated in the Company’s codes of conduct as a person to whom violations thereof, and “whistleblower” complaints regarding accounting, internal controls or auditing matters, may be reported.

Pursuant to the Audit Committee Charter, the Audit Committee has reviewed, and discussed with management and KPMG, the Company’s audited consolidated financial statements included in the Company’s SEC Form 10-K Report for its fiscal year ended December 31, 2003 and the opinion of KPMG dated March 5, 2004, based on KPMG’s audits in accordance with GAAS, that these consolidated financial statements present fairly, in all material respects, the consolidated balance sheets of the Company and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Audit Committee has discussed with management and KPMG any significant changes to the Company’s accounting principles, the quality of accounting principles and estimates used in the preparation of the Company’s financial statements, and any items required to be communicated by KPMG in accordance with Statement of Auditing Standards No. 61.

The Audit Committee has reviewed and confirmed the independence of KPMG as independent auditors by requiring that KPMG submit to the Audit Committee a formal written statement delineating all relationships between KPMG and the Company, and has engaged in a dialogue with KPMG with respect to any disclosed relationships or services that may impact KPMG’s objectivity and independence. Based in part on the foregoing, following the Audit Committee’s discussions with management and KPMG, the Audit Committee recommended to the Board that the financial statements as of and for the years ended December 31, 2003 audited by KPMG be included in the Company’s Annual Report on SEC Form 10-K.

The Board determined in March 2003 that none of the members of the Audit Committee is an “audit committee financial expert” as defined in the SEC rules adopted under the Sarbanes-Oxley Act of 2002, but that Audit Committee member Joel C. Puckett has attributes and experience that make it unnecessary for the Company to recruit an “audit committee financial expert” for the Board and Audit Committee. Mr. Puckett graduated from the University of Minnesota in 1965 as an accounting major with distinction and is a certified public accountant. After college, he worked for Arthur Andersen & Company for eight years and thereafter maintained his own public accounting practice; in these capacities his accounting experience relates primarily to tax and financial planning matters. In addition, Mr. Puckett was for a number of years the managing partner of a private venture capital fund and in that capacity sought investment opportunities, reviewed business plans and made investment decisions. He currently serves on the boards of directors of a bank and a bank holding company, neither of which is publicly held.

Joel C. Puckett, Chairman

Harden H. Wiedemann

John H. Williams

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Report of the Audit Committee shall not be incorporated by reference into any such filings.

KPMG as Auditors

KPMG, or its predecessor, has served as the Company’s independent auditors since 1984, and has been selected by the Audit Committee to serve as independent auditors for the Company’s fiscal year ending December 31, 2004. The Company has been advised that KPMG has no relationship with the Company or its subsidiaries other than that arising from the firm’s employment as auditors. Neither the Company, nor any officer, director, or associate of the Company, has any interest in KPMG.

Representatives of KPMG attend some meetings of the Audit Committee of the Board. The Audit Committee reviews audit and non-audit services performed by KPMG as well as the fees charged by KPMG for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence.

A representative of KPMG will be present at the Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Fees Paid to KPMG LLP

The following table shows the fees paid or accrued by the Company for the audit and other services provided by KPMG for fiscal years 2003 and 2002.

	For the Year Ended December 31, 2003	For the Year Ended December 31, 2002
Audit Fees	$298,500	$272,950

Audit related fees (1)	18,500	16,350

Audit and audit related fees	$317,000	$289,300

Tax fees (2)	146,265	57,095

All other fees (3)	140,574	—

Total fees	$603,839	$346,395

(1)	Audit related fees of KPMG for the years ended December 31, 2003 and 2002 consisted of fees for audits of financial statements of employee benefit plans.
(2)	Tax fees of KPMG for the years ended December 31, 2003 and 2002 consisted of fees for tax consultation and tax compliance services.
(3)	All other fees of KPMG for 2003 consisted of fees for services provided related to Section 404 of the Sarbanes-Oxley Act of 2002.

Pre-Approval Policies of Audit Committee

The Audit Committee Charter provides that any engagement of KPMG or any other outside auditor to render audit or non-audit services to the Company must be pre-approved by the Audit Committee. The Audit Committee has delegated to its Chairman the authority to grant pre-approvals of audit and non-audit services in cases where the fees for the engagement do not exceed $10,000. During 2003, all services rendered to the Company by KPMG were pre-approved by either the Audit Committee or its Chairman acting within the scope of his delegated authority.

ACTION TO BE TAKEN UNDER THE PROXY

The accompanying proxy will be voted “FOR” the election of the eight persons recommended by the Board and named under “ELECTION OF DIRECTORS” as nominees for director of the Company unless the proxy is marked in such a manner as to withhold authority to so vote. The accompanying proxy will also be voted in connection with the transaction of such other business as may properly come before the Meeting or any adjournment or adjournments thereof. The Board knows of no matters, other than the election of directors, that are to be considered at the Meeting. If, however, any other matters properly come before the Meeting or any adjournment or adjournments thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment on any such matter. The persons named in the accompanying proxy will also, if in their judgment it is deemed to be advisable, vote to adjourn the Meeting from time to time.

DATE OF RECEIPT OF SHAREHOLDER PROPOSALS

Rule 14a-8 under the Exchange Act addresses when a company must include a shareholder proposal in its proxy statement for the purpose of an annual or special meeting. Pursuant to the rule, in order for a shareholder proposal to be considered for inclusion in the proxy statement for the 2005 annual meeting of shareholders of the Company, a proposal must be received at the principal executive offices of the Company on the date in the year 2005 that corresponds to the date that is not less than 120 calendar days before the date that this Proxy Statement was released to shareholders in connection with the 2004 annual meeting. However, if the date of the 2005 annual meeting of shareholders changes by more than 30 days from the date of the 2004 meeting, the deadline is a reasonable time before the Company begins to print and mail its proxy materials.

If a proposal is submitted other than by the process provided by Rule 14a-8, the shareholder proposal must meet the requirements of Section 2.12 of the Bylaws of the Company. Section 2.12 of the Bylaws provides that to be timely, a proposal must be delivered to or mailed and received at the Company’s principal executive offices not less than 50 days nor more than 75 days prior to the meeting; provided, that if less than 65 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, a shareholder’s notice to the Company must be received not later than the close of business on the 15th day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made.

ANNUAL REPORTS

Form 10-K

The Company will furnish to each person whose proxy is being solicited, upon written request of any such person, and without charge, a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2003, and all amendments thereto, as filed with the SEC, including the financial statements and schedules thereto. Such report was filed with the SEC on March 30, 2004. Requests for copies of such report should be directed to Investor Relations, 1445 Ross Avenue, Suite 5300, Dallas, Texas 75202, (214) 647-0415. This Form 10-K Report, as well as the Company’s other filings with the SEC, may be read and copied at the SEC’s public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov.

Annual Report to Shareholders

The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 2003 is being mailed to shareholders of record at the Record Date concurrently with the mailing of this Proxy Statement. The Annual Report, which includes audited financial statements, does not form any part of the material for the solicitation of proxies.

PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY WILL BE APPRECIATED, AS IT WILL SAVE THE EXPENSE OF FURTHER MAILING. YOU MAY ALSO VOTE YOUR SHARES BY USING THE INTERNET OR TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED ON THE ENCLOSED FORM OF PROXY.

ANNEX A

As adopted by Board on May 19, 2003

GAINSCO, INC.

AUDIT COMMITTEE CHARTER

The Board of Directors (the “Board”) of GAINSCO, INC. (the “Company”) approves and adopts the following Audit Committee Charter to specify the composition, roles and responsibilities of the Audit Committee. As used in this Charter, (i) “Company” includes the Company and its subsidiaries unless the context otherwise requires, (ii) “GAAP” means generally accepted accounting principles for financial reporting in the United States, (iii) “SEC” means the Securities and Exchange Commission and (iv) “S-O” means the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder.

Purpose

•	The function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the accounting, financial reporting and related matters described below.

Composition

•	The Audit Committee shall consist of not less than three independent directors, each of whom shall have no relationship to the Company that may interfere with the exercise of his independence from management and the Company and shall be financially literate and at least one of whom shall have accounting or related financial management expertise. To be considered “independent” for this purpose, a director may not (other than in his capacity as a member of the Board or a Board committee), directly or indirectly, (a) receive any consulting, advisory or other compensatory fee from the Company, including any fees paid to any entity in which the director is a general partner, managing member or executive officer or has a similar position and any fees paid to any spouse or any child sharing a home with the director, or (b) be an officer, employee, affiliated or control person of the Company; provided that service on the board of directors of a controlled subsidiary of the Company shall not affect the independence of a director. The qualifications required of Audit Committee members shall be interpreted in conformity with S-O.

•	The Chairman of the Audit Committee shall be designated by the Board; provided that if a Chairman is not designated by the Board or present at a meeting, the Audit Committee may designate a Chairman by majority vote of the Audit Committee members then in office.

Roles and Responsibilities

Relationship With the Outside Auditors

•	The Company’s outside auditors are ultimately responsible to the Audit Committee.

•	The Audit Committee has the ultimate authority and responsibility to select, oversee and replace the outside auditors (or to nominate the outside auditors to be proposed for shareholder approval in any proxy statement), including the resolution of any disagreements between management and the auditors regarding financial reporting.

•	The Audit Committee has the further authority and responsibility to review the fees charged by the outside auditors, the scope of their engagement (including the prior approval of all engagements for audit and non-audit services to be performed) and proposed audit approach, and to recommend such review or auditing steps as the Audit Committee may consider desirable. The Audit Committee may delegate to any one or more of its members the authority to grant pre-approvals of audit and non-audit services.

•	The Audit Committee shall review and confirm the independence of the outside auditors by requiring that the outside auditors submit to the Audit Committee at least annually a formal written statement confirming their independence with respect to the Company, delineating all relationships between the outside auditors and the Company and confirming that their policies with respect to the rotation and compensation of audit partners comply with S-O, and engaging in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact their objectivity and independence.

•	The Audit Committee shall evaluate, at least annually, the internal quality control procedures of the outside auditors by seeking confirmation from the outside auditors of the adequacy of their internal quality controls, their standing before the Public Company Accounting Oversight Board (“PCAOB”) and the nature and status of any investigation or other proceedings by or before the PCAOB or any other regulatory body.

•	The Audit Committee shall approve the employment by the Company of any individual who has previously been employed by the outside auditors in any capacity relating to the Company’s financial statements.

•	Management is responsible for preparing the Company’s financial statements. The Company’s outside auditors are responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supersede or alter these traditional responsibilities.

Relationship With Internal Auditors

•	The internal audit department, if the Company shall have one, shall have a direct reporting responsibility to the Audit Committee and through it to the Board.

•	The Audit Committee shall review the budget, plan, changes in plan, activities, organizational structure and qualifications of the internal audit department, if any and as needed.

•	The Audit Committee shall review the appointment, performance and replacement of the senior internal audit executive, if the Company has one.

•	The Audit Committee shall review significant reports prepared by the internal auditors, if any, together with management’s response and follow-up to these reports.

Internal Controls

•	The Audit Committee shall evaluate whether management is setting the appropriate tone at the top by communicating the importance of internal controls.

•	In consultation with management, the outside auditors and the internal auditors, the Audit Committee shall consider the Company’s significant financial risk exposures and the steps management has taken to monitor, control and report such exposures; provided that the Audit Committee shall have no responsibility with respect to the Company’s investment policies as approved by the Investment Committee.

•	The Audit Committee shall focus on the extent to which internal auditors, if any, and outside auditors review computer systems and applications, the security of such systems and applications, and the contingency plan for processing financial information in the event of a systems breakdown.

•	The Audit Committee shall consider (i) reports by outside auditors as to internal controls required by S-O and (ii) the extent to which internal control recommendations made by outside auditors have been implemented by management.

•	The Audit Committee shall request that the internal auditors, if any, and outside auditors keep the Audit Committee informed about fraud, illegal acts and deficiencies in internal controls that come to their attention and such other matters as either the internal auditors or the outside auditors conclude should be brought to the attention of the Audit Committee.

•	The Audit Committee shall consult with the chief executive officer and chief financial officer regarding their respective certifications under S-O, including certifications and assessments with respect to internal controls and disclosure controls and procedures.

Financial Reporting

General

•	The Audit Committee shall review with management, the outside auditors and the internal auditors, if any, significant accounting and reporting issues applicable to the Company, including recent professional and regulatory pronouncements, and their impact on the financial statements.

Annual Financial Statements

•	The Audit Committee shall meet with management and the outside auditors to review the annual financial statements and the results of the annual audit prior to the release to the public of the results of operations for each fiscal year.

•	The Audit Committee shall review the annual financial statements prior to release to the public or filing with the SEC.

•	The Audit Committee shall obtain explanations from management on whether:

•	Actual financial results for the year varied significantly from budgeted or projected results.

•	Changes in financial ratios and relationships in the annual financial statements are consistent with changes in the Company’s operations and financing practices.

•	Generally accepted accounting principles have been consistently applied in the annual financial statements.

•	There are any actual or proposed changes in accounting or financial reporting practices.

•	There are any significant or unusual events or transactions.

•	The Company’s financial and operating controls are functioning effectively.

•	The Company has complied with the terms of loan agreements.

•	The annual financial statements contain adequate and appropriate disclosures.

•	The Audit Committee shall focus on complex or unusual transactions and on judgmental areas such as those involving valuation of assets and liabilities.

•	The Audit Committee shall review reports of inside and outside actuaries regarding the Company’s reserves for claims and claim adjustment expenses.

•	The Audit Committee shall (i) review with the outside auditors any difficulties the outside auditors encountered in the course of their audit work, including restrictions on the scope of their activities and significant disagreements with management, and (ii) consider management’s handling of any proposed audit adjustments identified by the outside auditors.

•	The Audit Committee shall consider the outside auditors’ judgments about the quality and appropriateness of (i) the Company’s accounting policies and practices, (ii) alternative accounting treatments under GAAP discussed with management, the ramifications of those alternatives and the outside auditors’ preferences and (iii) other material communications to management.

•	The Audit Committee shall discuss with management and the outside auditors any significant changes to the Company’s accounting principles, the degree of aggressiveness or conservatism of the accounting principles and underlying estimates used in the preparation of the Company’s financial statements, and any items required to be communicated by the outside auditors in accordance with Statement of Auditing Standards (“SAS”) No. 61, as amended by SAS No. 89 and SAS No. 90.

•	Based on the review and discussions with management and outside auditors contemplated by this Charter, the Audit Committee shall recommend to the Board whether the audited annual financial statements be included in the Company’s Form 10-K Annual Report.

•	The Audit Committee shall review the Management’s Discussion and Analysis and other sections of the Company’s Form 10-K Annual Report before its release and consider whether the information is adequate and consistent with members’ knowledge about the Company and its operations.

Interim Financial Statements

•	The Audit Committee shall meet with management and the outside auditors to review the interim financial statements and the results of the auditors’ review thereof prior to the release to the public of the results for each quarter.

•	The Audit Committee shall review the quarterly financial statements prior to release to the public or filing with the SEC, including the disclosures made in management’s discussion and analysis of financial condition and results of operations prior to the filing of the Company’s Form 10-Q Report for the quarter and the results of the independent auditors’ reviews of the quarterly financial statements, and shall discuss with management the Company’s earnings press releases, including the use of “pro forma,” “adjusted” or other non-GAAP information, as well as any financial information and earnings guidance provided to analysts or rating agencies.

•	Obtain explanations from management on whether:

•	Actual financial results for the quarter or interim period varied significantly from budgeted or projected results.

•	Changes in financial ratios and relationships in the interim financial statements are consistent with changes in the Company’s operations and financing practices.

•	Generally accepted accounting principles have been consistently applied in the quarterly financial statements.

•	There are any actual or proposed changes in accounting or financial reporting practices.

•	There are any significant or unusual events or transactions.

•	The Company’s financial and operating controls are functioning effectively.

•	The Company has complied with the terms of loan agreements.

•	The interim financial statements contain adequate and appropriate disclosures.

Compliance with Laws and Regulations

•	The Audit Committee shall review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation of and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities.

•	The Audit Committee shall periodically obtain updates from management regarding compliance.

•	The Audit Committee shall be satisfied that regulatory compliance matters have been considered in the preparation of the financial statements.

•	The Audit Committee shall review the findings of any examinations by regulatory agencies such as the SEC and the state insurance commissions which have supervisory authority over the Company’s insurance company subsidiaries.

Compliance with Codes of Conduct; Handling of “Whistleblower” Complaints

•	The Audit Committee shall evaluate whether management is setting the appropriate tone at the top by communicating the importance of the Company’s codes of conduct and the guidelines for acceptable business practices.

•	The Audit Committee shall review the program for monitoring compliance with the codes of conduct.

•	The Audit Committee shall establish procedures for handling “whistleblower” complaints regarding accounting, internal controls or auditing matters, including confidential, anonymous submissions by employees.

•	The Chairman of the Audit Committee shall be designated in the Company’s codes of conduct as a person to whom violations thereof, and “whistleblower” complaints regarding accounting, internal controls or auditing matters, may be reported.

Qualified Legal Compliance Committee

•	The Audit Committee shall constitute and function as a “qualified legal compliance committee” (“QLCC”) within the meaning of S-O.

•	The Audit Committee as a QLCC shall adopt procedures for the confidential receipt from attorneys for the Company, retention and reporting of evidence of material breaches of securities laws, fiduciary duties or similar violations of other laws.

•	The Audit Committee shall have all of the authority of a QLCC contemplated under S-O, including the authority to conduct investigations, implement appropriate responses, communicate with the SEC and take all other appropriate actions.

Other Responsibilities

•	The Audit Committee may meet with the outside auditors, the senior internal audit executive (if any), actuaries, management and any employee seeking to meet with the Audit Committee about any matter within its purview in separate executive sessions to discuss any matters that the Committee or these persons believe should be discussed privately.

•	The Audit Committee shall request that significant findings and recommendations made by the internal and outside auditors and actuaries be received and discussed on a timely basis.

•	The Audit Committee shall review, with the Company’s counsel, any legal matters that could have a significant impact on the Company’s financial statements.

•	The Audit Committee shall review the policies and procedures in effect for considering officers’ expenses and perquisites.

•	The Audit Committee shall perform other oversight functions as requested by the Board.

Charter Scope

•	The Audit Committee shall review and reassess the adequacy of this Charter at least annually.

•	The Audit Committee shall submit this Charter to the Board for approval, and have the Charter published at least every three years in accordance with the rules of the SEC from time to time in effect.

Reporting Responsibilities to the Board and the Shareholders

•	The Audit Committee shall regularly update the Board about Audit Committee activities and make appropriate recommendations.

•	The Audit Committee shall annually prepare a report to shareholders as required by SEC rules for inclusion in the Company’s proxy statement.

Meetings

•	The Audit Committee shall meet at least four times annually and may meet more frequently as circumstances dictate.

•	Meetings of the Audit Committee may be in person or by conference call in accordance with Article 4.03 of the Bylaws of the Company.

•	Meetings of the Audit Committee shall be held at such time and place, and upon such notice, as the Chairman of the Audit Committee may from time to time determine.

•	The Chairman of the Audit Committee shall develop the agenda for each meeting and in doing so may consult with management, legal counsel, the internal auditors, if any, and the outside auditors. The Chairman shall determine whether, or for what portion of any meeting, representatives from management, counsel, the internal auditors, if any, and the outside auditors are to be invited or excused.

•	Except as specifically provided in this Charter, Article 8 of the Bylaws of the Company with respect to committees of the Board shall apply to the Audit Committee.

Reliance

•	The Audit Committee shall be entitled to rely upon valuations, opinions, reports, statements (including financial statements) and other financial information concerning the Company or another person that were prepared or presented by (i) one of more officers or employees of the Company, (ii) legal counsel, public accountants, investment bankers or other persons as to matters the members reasonably believe are within the persons’ professional or expert competence or (iii) another committee of the Board.

Authority

•	The Audit Committee shall have the authority to conduct any investigation appropriate to fulfilling its responsibilities and shall have direct access to the outside auditors and the internal auditors, if any, as well as anyone in the Company.

•	The Audit Committee shall have the ability to retain, at the Company’s expense, such special legal, accounting or other consultants or experts it deems necessary in the performance of its duties.

•	The Audit Committee may from time to time delegate to its Chairman or any of its members the responsibility for any particular matters.

[GRAPHIC APPEARS HERE]	VOTE BY TELEPHONE OR INTERNET QUICK *** EASY *** IMMEDIATE	[GRAPHIC APPEARS HERE]

GAINSCO, INC.

•	You can now vote your shares electronically through the Internet or the telephone.

•	This eliminates the need to return the proxy card.

•	Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET

www.continentalstock.com

Have your proxy card in hand when you access the above web site. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE

1-800-293-8533

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE CARD BELOW IF VOTED

ELECTRONICALLY

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY BY MAIL	Please mark your votes like this	☒
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN, AND IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

	FOR	WITHHELD
1. Election of Eight Directors.	☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee’s name below)	Change of Address	☐
01 Glenn W. Anderson, 02 Hugh M. Balloch, 03 John C. Goff, 04 Joel C. Puckett, 05 Sam Rosen, 06 Robert W. Stallings, 07 Harden H. Wiedemann, and 08 John H. Williams.

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature                                                                        Signature                                                                        Date

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Ú FOLD AND DETACH HERE Ú

GAINSCO, INC.

P R O X Y	PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2004

The undersigned hereby appoints Robert W. Stallings, Joel C. Puckett and Glenn W. Anderson, and each of them, proxies with full power of substitution and with discretionary authority, to vote all shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of GAINSCO, INC. to be held on May 12, 2004, at 9:00 a.m. in the French Room of the Fairmont Hotel Dallas, 1717 North Akard Street, Dallas, Texas 75201, or at any adjournment thereof, hereby revoking any proxy heretofore given. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

(USE ONLY FOR CHANGE OF ADDRESS)

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

The undersigned hereby acknowledges receipt of the Notice of the aforesaid Annual Meeting.

(Continued and to be signed on reverse side)